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                                                                 EXHIBIT 99.5(b)

                               THE BENCHMARK FUNDS

               ADDENDUM NO.1 TO THE INVESTMENT ADVISORY AGREEMENT
               --------------------------------------------------

         This Addendum, dated as of the 8th day of June, 1992, is entered into between THE BENCHMARK FUNDS (the "Trust"), a Massachusetts business trust, and THE NORTHERN TRUST COMPANY (the "Investment Adviser"), an Illinois state bank.

         WHEREAS, the Trust and the Investment Adviser have entered into an Investment Advisory Agreement dated as of October 5, 1990 (the "Advisory Agreement"), pursuant to which the Trust appointed the Investment Adviser to act as investment adviser to the Trust for the Diversified Assets Portfolio, Government Portfolio, Government Select Portfolio and Tax-Exempt Portfolio;

         WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Trust establishes one or more additional investment portfolios with respect to which it desires to retain the Investment Adviser to act as investment adviser under the Advisory Agreement, the Trust shall so notify the Investment Adviser in writing and if the Investment Adviser is willing to render such services it shall notify the Trust in writing, and the compensation to be paid to the Investment Adviser shall be that which is agreed to in writing by the Trust and the Investment Adviser; and

         WHEREAS, pursuant to Section 1(b) of the Advisory Agreement; the Trust has notified the Investment Adviser that it is establishing the California Municipal Portfolio and Short Duration Portfolio (the "Portfolios"), and that it desires to retain the Investment Adviser to act as the investment adviser therefor, and the Investment Adviser has notified the Trust that it is willing to serve as investment adviser for the Portfolios;

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Appointment. The Trust hereby appoints the Investment Adviser to act as investment adviser to the Trust for the Portfolios for the period and on the term set forth in the Advisory Agreement. The Investment Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

         2. Compensation. For the services provided and the expenses assumed pursuant to the Advisory Agreement, the Trust will pay the Investment Adviser, and the Investment Adviser will accept as full compensation therefor from the Trust, a fee at an annual rate of .25 of 1% of the California Municipal Portfolio's average net assets and .40 of 1% of the Short Duration Portfolio's avenge net assets. The fee will be

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                  computed based on net assets on each day and will be paid to the Investment Adviser monthly. Such fee as is attributable to each Portfolio shall be a separate charge to such Portfolio and shall be the several (and not joint or joint and several) obligation of each such Portfolio.

         3. Capitalized Terms. From and after the date hereof, the term "Portfolios" as used in the Advisory Agreement shall be deemed to include the California Municipal Portfolio and Short Duration Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

         4. Miscellaneous. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                                  THE BENCHMARK FUNDS

Attest:/s/ Nancy James                            By: /s/ Nancy L. Mucker
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                                                  As its: Vice President

                                                  THE NORTHERN TRUST COMPANY

Attest: /s/ Eileen Ratzka                         By: /s/ Sheila A. Penrose
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         Assistant Secretary
[seal]                                            As its: Senior Vice President